EXHIBIT 99.1

Selective Reports Net Income per Diluted Share of $0.69 and Operating
Income per Diluted Share of $0.48 for the First Quarter of 2015

In the first quarter of 2015:
•	Net premiums written grew 9%
•	GAAP combined ratio was 94.5%
•	Statutory combined ratio was 93.0%
•	After-tax net investment income declined 20%
•	Total return on equity was 12.3% and operating return on equity was 8.5%

Branchville, NJ – April 29, 2015 – Selective Insurance Group, Inc. (NASDAQ: SIGI) today reported its financial results for the first quarter ended March 31, 2015. Net income per diluted share was $0.69, compared to $0.31 in 2014, and operating income1 per diluted share was $0.48, compared to $0.23 in 2014.

“We are seeing the benefits of our strategic initiatives that drive progress towards our longer-term combined ratio and operating return on equity targets.  For the first quarter, we generated a very profitable 93% statutory combined ratio,” said Gregory E. Murphy, Chairman and Chief Executive Officer.  “Written and earned renewal pure price increases above expected claim inflation, stable retention, and our multi-disciplinary workers compensation efforts will continue to drive profitability improvement.”

“Growth in the quarter was strong, as overall net premiums written increased 9% with 26% growth in Excess and Surplus Lines and excellent Standard Commercial Lines new business production of $88 million, up 28% from a year ago.  Overall renewal pure price increases in the quarter were 3.9%, in-line with our expectations of 4% increases for 2015.”

Consolidated Financial Results $ in millions, except per share data	Quarter Ended March 31,		Change
	2015	2014
Net premiums written	$518.1	$476.8	9%
Net premiums earned	$476.1	$456.5	4%
Net investment income earned	$26.9	$35.5	(24)%
Net realized gains, pre-tax	$18.9	$7.2	162%
Total revenues	$523.9	$509.1	3%
Operating income1	$27.4	$13.3	107%
Capital gains, net of tax	$12.3	$4.7	162%
Net income	$39.7	$18.0	121%
Statutory combined ratio	93.0%	100.8%	(7.8) pts
Catastrophe losses	5.3 pts	7.5 pts	(2.2) pts
Non-catastrophe property losses	14.9 pts	20.0 pts	(5.1) pts
(Favorable) prior year statutory reserve development on casualty lines	(4.2) pts	(3.1) pts	(1.1) pts
GAAP combined ratio	94.5%	101.1%	(6.6) pts
Operating income per diluted share1	$0.48	$0.23	109%
Net income per diluted share	$0.69	$0.31	123%
Weighted average diluted shares	57.7M	57.2M	1%
Book value per share	$23.11	$21.09	10%

 1Operating income differs from net income by the exclusion of realized gains or losses on investments. It is used as an important financial measure by management, analysts, and investors, because the realization of investment gains and losses on sales in any given period is largely discretionary as to timing. In addition, these investment gains and losses, as well as other-than-temporary investment impairments that are charged to earnings, could distort the analysis of trends. Operating income is not intended as a substitute for net income prepared in accordance with U.S. generally accepted accounting principles (GAAP). A reconciliation of operating income to net income is provided in the Consolidated Financial Results table. Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners Accounting Practices and Procedures Manual and, therefore, is not reconciled to GAAP.

Note: All amounts included in this release exclude intercompany transactions.

Operating Highlights

Standard Commercial Lines

Standard Commercial Lines premiums were up 9% in the first quarter, reflecting renewal pure price increases of 3.5%, stable retention at 84%, and a 28% increase in new business.  The quarter’s statutory combined ratio improved by 10.6 points, driven by earned rate exceeding claim inflation, higher levels of favorable prior year casualty reserve development at $21 million or 5.7 points, and lower catastrophe and non-catastrophe weather-related losses.

Standard Commercial Lines $ in millions, statutory results	Quarter Ended March 31,		Change
	2015	2014
Net premiums written	$415.3	$379.4	9%
Net premiums earned	$365.5	$349.5	5%
Loss & loss expense ratio	56.5%	69.4%	(12.9) pts
Underwriting expense ratio	32.8%	30.5%	2.3 pts
Dividends to policyholders ratio	0.4%	0.4%	-
Combined ratio	89.7%	100.3%	(10.6) pts
GAAP combined ratio	91.8%	101.0%	(9.2) pts

Standard Personal Lines

Standard Personal Lines premiums decreased 3% in the quarter compared to a year ago from targeted non-renewals of less profitable accounts coupled with a decrease in new business.  Retention remained at 82% and renewal pure price was 6.4%, including a 9.9% renewal pure price increase in homeowners.  Our rollout of The Selective EdgeTM product continues to be well received by our agents and we are encouraged by early results.

The statutory combined ratio in Standard Personal Lines was 105.1%, which included 8.7 points of catastrophe losses.  There was no prior year casualty reserve development this quarter in Standard Personal Lines, although there was favorable prior year casualty development of $2 million or 2.7 combined ratio points in the first quarter of 2014.

Standard Personal Lines $ in millions, statutory results	Quarter Ended March 31,		Change
	2015	2014
Net premiums written	$65.0	$67.3	(3)%
Net premiums earned	$72.5	$74.8	(3)%
Loss & loss expense ratio	73.5%	77.6%	(4.1) pts
Underwriting expense ratio	31.6%	26.9%	4.7 pts
Combined ratio	105.1%	104.5%	0.6 pts
GAAP combined ratio	103.4%	103.2%	0.2 pts

Excess and Surplus Lines

Excess and Surplus Lines continued to generate strong growth, with a 26% increase in net premiums written.  We have opportunities to write a greater share of our retail agents’ Excess and Surplus Lines business and grow through our 50-state footprint of wholesale agents.  The statutory combined ratio in the quarter was 102.1%, including adverse prior year casualty development of $1 million or 2.6 points and the impact of catastrophe and non-catastrophe losses which increased the combined ratio by 0.9 points compared to a year ago.

Excess & Surplus Lines $ in millions, statutory results	Quarter Ended March 31,		Change
	2015	2014
Net premiums written	$37.8	$30.1	26%
Net premiums earned	$38.1	$32.2	18%
Loss & loss expense ratio	67.7%	61.7%	6.0 pts
Underwriting expense ratio	34.4%	36.2%	(1.8) pts
Combined ratio	102.1%	97.9%	4.2 pts
GAAP combined ratio	104.1%	97.0%	7.1 pts

Investment Income

After-tax investment income in the first quarter was $21 million, down 20% compared to a year ago.  The decline was largely driven by losses in energy-exposed limited partnerships that were negatively impacted by lower oil prices in the fourth quarter of 2014.  The decline in alternative investment income and the continued low interest rate environment reduced earned after tax portfolio yields to 1.7% from 2.3% a year ago.  After-tax new money yields averaged 1.8% in the quarter.

Investments $ in millions, except per share data	Quarter Ended March 31,		Change
	2015	2014
Invested assets per dollar of stockholders’ equity	$3.72	$3.91	(5)%
Net investment income earned, after-tax	$21.2	$26.5	(20)%
Net investment income per share	$0.37	$0.46	(20)%
Effective tax rate	21.2%	25.5%	(4.3) pts
Average yields:
Fixed Income Securities:
Pre-tax	2.8%	3.0%	(0.2) pts
After-tax	2.1%	2.2%	(0.1) pts
Portfolio:
Pre-tax	2.2%	3.1%	(0.9) pts
After-tax	1.7%	2.3%	(0.6) pts

Balance Sheet

Balance Sheet $ in millions, except per share data	March 31,	December 31,	Change
	2015	2014
Total assets	$6,701	$6,582	2%
Investment portfolio	$4,902	$4,807	2%
Notes payable	$394	$379	4%
Statutory surplus	$1,322	$1,308	1%
Stockholders’ equity	$1,316	$1,276	3%
Book value per share	$23.11	$22.54	3%

The increase in book value reflects $0.69 in net income, partially offset by $0.14 in shareholders’ dividends.

Selective’s Board of Directors declared a $0.14 per share quarterly cash dividend on common stock payable June 1, 2015 to stockholders of record as of May 15, 2015.

Guidance

For 2015, Selective expects to generate the following results:

•	Statutory combined ratio of 91.0%, excluding catastrophes and any further prior year casualty reserve development

•	4 points of catastrophe losses

•	After-tax investment income of approximately $100 million

•	Weighted average shares of approximately 58 million

The supplemental investor package, including financial information that is not part of this press release, is available on the Investor Relations’ page of Selective’s public website at www.selective.com. Selective’s quarterly analyst conference call will be simulcast at 8:30 a.m. ET, on April 30, 2015 at www.selective.com. The webcast will be available for rebroadcast until the close of business on June 1, 2015.

About Selective Insurance Group, Inc.

Selective Insurance Group, Inc. is a holding company for ten property and casualty insurance companies rated “A” (Excellent) by A.M. Best. Through independent agents, the insurance companies offer standard and specialty insurance for commercial and personal risks, and flood insurance underwritten by the National Flood Insurance Program. Selective maintains a website at www.selective.com.

Forward-Looking Statements

In this press release, Selective and its management discuss and make statements based on currently available information regarding their intentions, beliefs, current expectations and projections regarding Selective's future operations and performance.

Certain statements in this report, including information incorporated by reference, are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 ("PSLRA"). The PSLRA provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. These statements relate to our intentions, beliefs, projections, estimations or forecasts of future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, or performance to be materially different from those expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by use of words such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “target,” “project,” “intend,” “believe,” “estimate,” “predict,” “potential,” “pro forma,” “seek,” “likely” or “continue” or other comparable terminology. These statements are only predictions, and we can give no assurance that such expectations will prove to be correct. We undertake no obligation, other than as may be required under the federal securities laws, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Factors that could cause our actual results to differ materially from those projected, forecasted or estimated by us in forward-looking statements, include, but are not limited to:
• difficult conditions in global capital markets and the economy;
• deterioration in the public debt and equity markets and private investment marketplace that could lead to investment losses and fluctuations in interest rates;
• ratings downgrades could affect investment values and therefore statutory surplus;
• the adequacy of our loss reserves and loss expense reserves;
• the frequency and severity of natural and man-made catastrophic events, including, but not limited to, hurricanes, tornadoes, windstorms, earthquakes, hail, terrorism, explosions, severe winter weather, floods and fires;
• adverse market, governmental, regulatory, legal or judicial conditions or actions;
• the concentration of our business in the Eastern Region;
• the cost and availability of reinsurance;
• our ability to collect on reinsurance and the solvency of our reinsurers;
• uncertainties related to insurance premium rate increases and business retention;
• changes in insurance regulations that impact our ability to write and/or cease writing insurance policies in one or more states;
• recent federal financial regulatory reform provisions that could pose certain risks to our operations;
• our ability to maintain favorable ratings from rating agencies, including A.M. Best, Standard & Poor’s, Moody’s and Fitch;
• our entry into new markets and businesses; and
• other risks and uncertainties we identify in filings with the United States Securities and Exchange
  Commission, including, but not limited to, our Annual Report on Form 10-K and other periodic reports.

These risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time-to-time. We can neither predict such new risk factors nor can we assess the impact, if any, of such new risk factors on our businesses or the extent to which any factor or combination of factors may cause actual results to differ materially from those expressed or implied in any forward-looking statements in this report. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this report might not occur.

Selective’s SEC filings can be accessed through the Investor Relations’ section of Selective’s website, www.selective.com, or through the SEC’s EDGAR Database at www.sec.gov (Selective EDGAR CIK No. 0000230557).

Investor and Media Contact:
Jennifer DiBerardino
973-948-1364
jennifer.diberardino@selective.com

Selective Insurance Group, Inc.
40 Wantage Avenue
Branchville, New Jersey 07890
www.selective.com